Exhibit 99.1

Date:	February 3, 2009

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
Revenue Growth of 6.3% and Operating Ratio of 78.9% Highlight
Kansas City Southern’s Full-Year 2008 Earnings; Fourth Quarter
Earnings Impacted by Economy
Full-Year 2008
•	Record annual revenues of $1.85 billion, a 6.3% increase

•	Record operating income of $390.2 million, a 7.7% increase

•	Operating ratio of 78.9%, compares favorably with 79.2% in 2007

•	Record diluted EPS of $1.86, an 18.5% improvement
Fourth Quarter 2008 Results
•	Revenues of $423.8 million, a 7.9% decrease from prior year

•	Operating income of $91.2 million, a 16.1% decrease

•	Operating ratio of 78.5%, compared with 76.4% in 2007

•	Diluted EPS of $0.40, compared with $0.56 in 2007
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported fourth quarter 2008 revenues of $423.8 million, a 7.9% decrease over the corresponding 2007 period. The revenue decline was primarily the result of volume decreases in the quarter resulting from weakening economies in the U.S. and Mexico which was illustrated by the most significant downturn in the more economically sensitive commodities.
Operating expenses for the fourth quarter 2008 were $332.6 million, a decrease of 5.4% quarter over quarter. Fuel expense for the quarter was down 13.7% as the price of fuel dropped during the quarter. Compensation and benefits were also down 14.3% due to lower incentive compensation expense as well as operations being scaled back due to volume declines. Operating income for the fourth quarter was $91.2 million compared with $108.7 million last year, a 16.1% decrease. The fourth quarter 2008 operating ratio was 78.5% compared with 76.4% a year ago.

Net income available to common shareholders in the fourth quarter totaled $36.4 million, or $0.40 per diluted share, compared with $49.9 million, or $0.56 per diluted share in fourth quarter 2007, a 28.6% decrease in diluted earnings per share. During the fourth quarter, the company recorded a $21.7 million pre-tax foreign exchange loss as a result of the strengthening U.S. dollar against the Mexican peso. Also included in the fourth quarter is a $2.7 million income tax benefit resulting from economic conditions in Mexico.
Revenues for full year 2008 were $1.85 billion, a 6.3% increase over 2007. Revenues were led by agriculture & minerals, up 12.7%, spurred by a combination of long haul traffic from the upper Midwest to Mexico and strong pricing. Chemical & petroleum experienced a revenue increase of 8.6% for the year on strong pricing and substantial volume gains through three quarters. Coal revenues were up 5.5% and industrial & consumer revenues were up 1.5% both on strong pricing. Intermodal & automotive had mixed results with intermodal revenues up 12.2% year over year while automotive was down 4.8%.
For the year, operating expenses increased 5.9% as fuel expense was up nearly 20%. The operating ratio for the year was 78.9%, a slight improvement over the 79.2% recorded in 2007. Earnings per diluted share were $1.86, an 18.5% improvement over the prior year in spite of recording the foreign exchange loss for the fourth quarter.
Comments from the Chairman
“KCS reported record revenues, operating income, and diluted earnings per share for full year 2008 despite depressed fourth quarter revenues resulting from the most severe economic conditions in recent history,” stated KCS Chairman and Chief Executive Officer Michael R. Haverty. “As soon as traffic volumes began to fall in the wake of two September hurricanes, KCS management reshaped its transportation service plan and took out costs throughout the entire company. As a result, despite volumes that weakened throughout the quarter, KCS achieved a fourth quarter operating ratio of 78.5%. For the full-year 2008, KCS’ operating ratio was 78.9%, a 0.3 point improvement over 2007, and despite declining in the fourth quarter, 2008 annual revenues increased 6.3%.
“Because of the unsettled states of the U.S. and global economies, it would not be constructive to attempt to provide 2009 volume or revenue guidance at this time. However, through maintaining stringent control of operating and capital expenditures, KCS management is committed to operating the company in a manner which will allow it to be free cash flow positive in 2009.
“Looking beyond the present economic challenges, KCS remains a growth company. All the ingredients for the company’s long-term success are still in place. We have the management and employees, infrastructure and business opportunities in both the U.S. and Mexico to deliver exceptional value to all our stakeholders.”

Headquartered in Kansas City, Mo., Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.
This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’ Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Income Statement
(In millions, except share and per share amounts)
(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Revenues	$423.8	$460.3	$1,852.1	$1,742.8

Operating expenses:
Compensation and benefits	78.0	91.0	374.6	394.1
Purchased services	53.3	47.0	198.9	184.7
Fuel	65.6	76.0	324.8	270.8
Equipment costs	43.7	45.3	182.5	182.4
Depreciation and amortization	45.6	42.4	170.1	160.2
Casualties and insurance	12.7	18.2	74.7	71.0
Materials and other	33.7	31.7	136.3	117.2

Total operating expenses	332.6	351.6	1,461.9	1,380.4

Operating income	91.2	108.7	390.2	362.4

Equity in net earnings of unconsolidated affiliates	4.2	4.2	18.0	11.4
Interest expense	(36.2)	(38.4)	(138.9)	(156.7)
Debt retirement costs	—	—	(5.6)	(6.9)
Foreign exchange gain (loss)	(21.7)	0.7	(21.0)	(0.9)
Other income (expense)	(1.0)	6.1	6.0	12.0

Income before income taxes and minority interest	36.5	81.3	248.7	221.3
Income tax expense (benefit)	(2.7)	26.5	64.5	67.1

Income before minority interest	39.2	54.8	184.2	154.2
Minority interest	—	0.1	0.3	0.4

Net income	39.2	54.7	183.9	153.8
Preferred stock dividends	2.8	4.8	15.2	19.8

Net income available to common shareholders	$36.4	$49.9	$168.7	$134.0

Earnings per share:
Basic earnings per share	$0.40	$0.66	$2.02	$1.77

Diluted earnings per share	$0.40	$0.56	$1.86	$1.57

Average shares outstanding (in thousands):
Basic	90,506	75,948	83,674	75,832
Potential dilutive common shares	7,634	21,785	14,928	21,784

Diluted	98,140	97,733	98,602	97,616

Kansas City Southern
Revenue & Carloadings By Commodity — Fourth Quarter 2008
(Dollars in Millions)

Carloadings				Revenue

Fourth Quarter		%		Fourth Quarter		%
2008	2007	Change		2008	2007	Change
			Coal
67,431	66,395	1.6%	Unit Coal	$42.1	$40.0	5.3%
12,072	15,271	(20.9%)	Other Coal	9.2	11.8	(22.0%)

79,503	81,666	(2.6%)	Total	51.3	51.8	(1.0%)

			Industrial & Consumer Products
33,696	43,980	(23.4%)	Forest Products	51.0	59.8	(14.7%)
20,406	26,879	(24.1%)	Metal/Scrap	31.1	42.3	(26.5%)
22,870	25,859	(11.6%)	Other	24.1	28.3	(14.8%)

76,972	96,718	(20.4%)	Total	106.2	130.4	(18.6%)

			Chemical & Petroleum Products
4,615	3,690	25.1%	Agri Chemicals	5.7	5.0	14.0%
22,802	26,611	(14.3%)	Other Chemicals	33.5	37.4	(10.4%)
13,744	16,229	(15.3%)	Petroleum	19.3	23.1	(16.5%)
13,084	11,923	9.7%	Plastics	16.4	17.5	(6.3%)

54,245	58,453	(7.2%)	Total	74.9	83.0	(9.8%)

			Agriculture & Minerals
38,499	43,413	(11.3%)	Grain	65.9	67.2	(1.9%)
15,099	14,151	6.7%	Food Products	26.7	22.0	21.4%
15,740	13,233	18.9%	Ores & Minerals	14.2	12.2	16.4%
3,766	4,377	(14.0%)	Stone, Clay & Glass	5.9	6.0	(1.7%)

73,104	75,174	(2.8%)	Total	112.7	107.4	4.9%

			Intermodal & Automotive
132,542	141,036	(6.0%)	Intermodal	41.2	39.4	4.6%
25,275	28,951	(12.7%)	Automotive	20.1	29.1	(30.9%)

157,817	169,987	(7.2%)	Total	61.3	68.5	(10.5%)

441,641	481,998	(8.4%)	TOTAL FOR BUSINESS UNITS	406.4	441.1	(7.9%)

			Other Revenue	17.4	19.2	(9.4%)

441,641	481,998	(8.4%)	TOTAL	$423.8	$460.3	(7.9%)

Kansas City Southern
Revenue & Carloadings By Commodity — Year to Date December 31, 2008
(Dollars in Millions)

Carloadings				Revenue

Year to Date		%		Year to Date		%
2008	2007	Change		2008	2007	Change
			Coal
249,599	259,366	(3.8%)	Unit Coal	$163.4	$152.1	7.4%
51,686	54,807	(5.7%)	Other Coal	40.3	40.9	(1.5%)

301,285	314,173	(4.1%)	Total	203.7	193.0	5.5%

			Industrial & Consumer Products
157,950	182,659	(13.5%)	Forest Products	234.0	240.5	(2.7%)
108,390	101,758	6.5%	Metal/Scrap	166.3	140.7	18.2%
101,246	109,385	(7.4%)	Other	108.3	119.9	(9.7%)

367,586	393,802	(6.7%)	Total	508.6	501.1	1.5%

			Chemical & Petroleum Products
18,390	14,152	29.9%	Agri Chemicals	24.4	17.9	36.3%
101,468	103,486	(2.0%)	Other Chemicals	151.3	140.4	7.8%
61,552	65,234	(5.6%)	Petroleum	92.7	86.8	6.8%
58,814	45,382	29.6%	Plastics	79.4	75.3	5.4%

240,224	228,254	5.2%	Total	347.8	320.4	8.6%

			Agriculture & Minerals
157,150	165,135	(4.8%)	Grain	267.8	235.8	13.6%
59,622	61,859	(3.6%)	Food Products	101.5	96.6	5.1%
58,686	54,609	7.5%	Ores & Minerals	58.7	48.0	22.3%
17,814	16,298	9.3%	Stone, Clay & Glass	27.0	23.3	15.9%

293,272	297,901	(1.6%)	Total	455.0	403.7	12.7%

			Intermodal & Automotive
520,934	526,370	(1.0%)	Intermodal	160.6	143.1	12.2%
101,622	108,402	(6.3%)	Automotive	105.6	110.9	(4.8%)

622,556	634,772	(1.9%)	Total	266.2	254.0	4.8%

1,824,923	1,868,902	(2.4%)	TOTAL FOR BUSINESS UNITS	1,781.3	1,672.2	6.5%

			Other Revenue	70.8	70.6	0.3%

1,824,923	1,868,902	(2.4%)	TOTAL	$1,852.1	$1,742.8	6.3%